Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Chris Hodges or Sam Gibbons	Lisa Fell
Alpha IR Group	Corporate Communications
(312) 445-2870	(419) 325-2001
LBY@alpha-ir.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 12, 2016

LIBBEY INC. BOARD OF DIRECTORS NAMES WILLIAM FOLEY
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Company Also Discloses Preliminary Full-Year 2015 Net Sales Results of Greater Than $817 Million

TOLEDO, OHIO, JANUARY 12, 2016 - Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today announced that its Board of Directors has elected William A. Foley as the Company's new chairman and chief executive officer, effective immediately. Stephanie A. Streeter, Libbey's chief executive officer since August 2011, has resigned from the Company to pursue other opportunities. John C. Orr, a director of Libbey since 2008 and former chief executive officer of Myers Industries, Inc., has been named lead director.
Foley has over 30 years of experience in the glass tableware and consumer products markets. His track record includes success in building high-growth businesses as a chief executive officer of both public and private companies; vice president and general manager for the Consumer Division of The Scotts Company; vice president and general manager of Rubbermaid Inc.'s Specialty Products Division; and 14 years in various positions at Anchor Hocking Corp., including vice president of sales and marketing of the Consumer and Industrial Products Group. Foley has served as Libbey's Independent Chairman of the Board since August 2011 and has been a director of the Company since 1994.

Libbey Inc.

"We have a highly talented management team in place at Libbey, and I am looking forward to working with the team as we continue to lead the Company through its Own The Moment strategy," Foley said. "Our Board and management are committed to delivering greater shareholder value by improving operating performance, driving profitable growth and innovation, and strengthening the financial position of the Company. Our strong market position in our businesses in the Americas and foodservice channels is a cornerstone of our Own The Moment strategy, and we remain committed to building and strengthening our retail and business-to-business channels as we reposition Libbey as a stronger branded consumer products company. We are confident that our strengths, combined with a more focused strategy centered on innovative products, a customer focus and responsiveness to market conditions, will enable us to achieve the Company's long-term growth potential."
Orr added, "The Board is committed to pursuing a strategy focused on improving Libbey's financial performance in the near term and generating sustainable profitable growth for the long term. Bill is uniquely qualified to lead that effort. He has already gained a deep knowledge of our business as a director with our Company. In addition, his previous successes in building profitable businesses within the consumer products industry will be invaluable as we work to improve our direction and achieve similar growth at Libbey. The Board also wants to thank Stephanie Streeter for her service to the Company and we wish her well in her future endeavors."
Preliminary Full-Year 2015 Net Sales Results
The Company also disclosed preliminary net sales results for the year ended December 31, 2015. Net sales for the year are expected to be greater than $817 million. The Company will formally announce fourth-quarter and full-year 2015 financial results on February 24, 2016, at which time it will also provide investors with additional updates regarding its performance expectations for 2016.
About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2014, Libbey Inc.'s net sales totaled $852.5 million. Additional information is available at www.libbey.com.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and

Libbey Inc.

uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 13, 2015. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.